REVISED SCHEDULE A
To the Amended and Restated Subadvisory Agreement is made as of the 29th day of October, 2015, by and between Allianz Investment Management LLC, a Minnesota limited liability company ("Manager"), and Invesco Advisers, Inc., a Delaware corporation ("Subadviser").
Compensation pursuant to Section 4 of Subadvisory Agreement shall be calculated in accordance with the following schedules:
Fund                                                                                                                              Rate
AZL Invesco International Equity Fund	0.45% on the first $500 Million 0.40% on the next $500 Million 0.35% thereafter*
AZL Invesco Equity and Income Fund	If avg. monthly AUM is $1 billion or more: 0.325% on all assets
If avg. monthly AUM is less than $1 billion:
0.425% on the first $100 Million
0.400% on the next $150 Million
0.375% on the next $250 Million
0.325% thereafter*
AZL Invesco Growth and Income Fund	0.350% on all assets
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* For Funds with multiple rates, when average daily net assets exceed the first breakpoint, multiple rates will apply, resulting in a blended rate.  For example, if average daily net assets are $1.2 billion in the AZL Invesco International Equity Fund, a rate of 45 bps would apply to the first $500 million, a rate of 40 bps would apply to the next $500 million, and a rate of 35 bps would apply to the remaining $200 million in assets.
The rates set forth above apply to average daily net assets that are subject to the Subadviser's investment discretion in the Funds.

Acknowledged:
ALLIANZ INVESTMENT                                                                                 INVESCO ADVISERS INC.
MANAGEMENT LLC
By: /s/ Brian Muench                                                                                                  By:   /s/ Brian Thorp
Name:  Brian Muench                                                                                                Name:      Brian Thorp
Title: President                                                                                                                   Title:   Vice President

Effective as of November 1, 2015, the schedule is revised to reflect a fee change to the Fund.
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